Exhibit 23.7

CONSENT OF SMITH CAPITAL, INC.

We consent to the references to our firm in the Registration Statement on Form S-4 being filed with the Securities and Exchange Commission by BNC Bancorp in connection with the proposed merger with SterlingSouth Bank and Trust Company pursuant to an Agreement and Plan of Reorganization and Merger dated February 6, 2006.

Smith Capital, Inc.

By:
Alison J. Smith
President

April 20, 2006